EXHIBIT 10.2

                       SOUTHERN CALIFORNIA EDISON COMPANY

                      ESTATE AND FINANCIAL PLANNING PROGRAM


                            As Amended April 23, 1999



I.       PURPOSE

The purpose of this Estate and Financial Planning Program (the "Program") is to provide independent professional estate planning, financial planning and income tax preparation services to executives of Southern California Edison Company (the "Company").

II.      PARTICIPATION

Participation in the Program is voluntary. Participants may elect to participate in the estate planning, the financial planning and/or the income tax preparation portions of the Program.

III.     ELIGIBILITY

1. Eligibility for this Program is limited to the Executive Officers of the Company and such other Company executives whose participation has been approved by the Chairman of the Board and Chief Executive Officer. For purposes of this Program, "Executive Officer" means the Chairman of the Board and Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents, Corporate Vice Presidents and the Corporate Secretary. The spouse (other than the surviving spouse of a deceased retired Participant) of a Participant will receive services under this Program only to the extent that his/her estate plan, financial plan, or tax plan or tax return is directly related to that of the Participant.

2. Eligibility will continue as long as the Participant is an Executive Officer of the Company, or an otherwise qualified and approved Participant, and for five years after retirement as such.

3. Eligibility for this Program will end and benefits will cease upon termination of employment with the Company, or resignation from the Company. If a Participant becomes disabled, and because of such disability is unable to continue to work as an executive of the Company, eligibility for this Program will continue throughout the period of disability.



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IV.      SERVICES PROVIDED

1. Services provided under this Program are paid for by the Company, including any start-up fees and expenses. Services provided will include, but not be limited to, all requested and necessary estate planning, preparation and implementation of will and trust plans, financial planning and counseling, and income tax and retirement tax planning and return preparation.

2. Services provided under this Program are the only services of this type paid for by the Company. The Company will not pay for any services in lieu of the services of this Program. A Participant may not elect to receive a cash payment in lieu of services under this Program. Services provided are only those services directly related to the estate planning, financial planning and income tax needs of the Participant and his/her spouse as set forth in Section III Paragraph 1 (above).

3. Invoices for services performed under this Program must be submitted with an authorization for payment or reimbursement to the Company Controller.

V.       SERVICE PROVIDERS

1. The Chairman of the Board and Chief Executive Officer of the Company will (a) designate the professional providers of services for the Program and/or (b) establish the qualification requirements of professional providers for those instances when the Company gives Participants discretion to select their own.

2. The Company will periodically inform Participants who the approved professional providers are under the Program. In addition, the Company will specify the qualification requirements which must be met by professional providers when Participants have selection discretion.

VI.      SERVICES FOLLOWING RETIREMENT

Services under this Program to the Participant and his/her surviving spouse will continue for five years after the retirement of the Participant, provided however, that the surviving spouse and the Participant must have been married on the date of the Participant's retirement. In the event of the re-marriage of the surviving spouse of the Participant during the five-year period following retirement, any benefits under this Program will cease as of the date of the re-marriage. All benefits under this Program will cease on the anniversary of the fifth year following the Participant's retirement from the Company.

VII.     TAXES

1. Amounts paid on behalf of a Participant under this Program may be subject to income tax withholding or other deductions as may be required from time-to-time by federal, state or local law.

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2. Any taxes which may result because of the services provided under this
Program are the sole responsibility of the Participant.

VIII.    CONFIDENTIALITY

Information obtained in the course of this Program will be held confidential between the professional service providers and their individual clients, and such information will not be made available to the Company unless required by a court of competent jurisdiction, or unless such information is required to be disclosed by law, or by the professional service provider's ethical standards of conduct.

IX.      ADMINISTRATION

1. This Program is administered by the Compensation and Executive Personnel Committee of the Board of Directors or its designee. Day-to-day administration of the Program has been delegated to the Executive Compensation Division. The Committee will at all times have full power and authority to interpret, construe, administer, and prospectively to modify, amend, or terminate this Program. The Committee's interpretations, constructions and actions shall be binding and conclusive on all persons for all purposes. No member of the Committee, nor its designee, shall be liable to any person for any action taken or omitted in connection with this Program.

2. Questions as to the extent of covered services or other routine administrative matters, and questions regarding the scope of this Program will be decided by the Company General Counsel in consultation with the Company Controller, and as they deem necessary, with the Chairman of the Board and Chief Executive Officer.

X.       NO RIGHT TO CONTINUED EMPLOYMENT

Nothing contained in this document or the Program shall be construed as conferring upon a Participant the right to continue in the employ of the Company as an Executive Officer or in any other capacity. A Participant's eligibility to participate in this Program will continue only so long as the Participant remains an Executive Officer of the Company, an otherwise qualified and approved Participant, or a retired Participant subject to the limitations of the Program.

XI.      MISCELLANEOUS

1. If any of the provisions of this Program are held invalid, or held to violate any law, the remainder of the Program may remain in full force and effect.

2. Any right to receive services under this Program is hereby expressly declared to be a personal, nonassignable and nontransferable benefit of employment related to the Participant's status as an Executive Officer or other executive of the Company. In the event of any attempted assignment, alienation or transfer of such rights contrary to the



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provisions of this Program, or upon determination by the Chairman of the Board and Chief Executive Officer after consultation with the General Counsel and the Controller that in their good faith opinion the Participant has abused his/her services under the Program, and after written notice of such determination has been given to the Participant, the Company will have no further liability for the provision of or payment for services hereunder.

3. This Program shall be governed by the laws of the State of California.

4. This Program is effective on September 21, 1989.


SOUTHERN CALIFORNIA EDISON COMPANY



By:  LILLIAN GORMAN
     ------------------------
     LILLIAN GORMAN